News Release
Document Security Systems, Inc. 585.325.3610

For Immediate Release

Document Security Systems Reports Revenue Increase of 93% in First Quarter 2009

-- Operating expenses decrease 36%

-- Net loss decreased by 59%

ROCHESTER, NY, May 14, 2009 — Document Security Systems, Inc. (NYSE/Alternext US LLC: DMC; "DSS"), a leader in patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, reported results for the first quarter ended March 31, 2009.

Revenue for the first quarter of 2009 was $2.8 million, an increase of 93% that reflects the impact of the Company’s acquisition of DPI Secuprint in December, 2008.  During the quarter, this new division generated $1.7 million in revenue and was profitable.  Otherwise, sales in the Company’s other divisions in the first quarter of 2009 were $1,079,000, a decrease of 25% as compared to the first quarter of 2008.  All of the Company’s divisions were adversely affected by significant delays or reductions in orders by core customers that reflected the rapid decline in the U.S. and global economies during the latter half of 2008 and the first quarter of 2009.

Operating expenses for the first quarter of 2009 were $1.9 million compared with $3.0 million in 2008, a decrease of 36%.   While the Company added approximately $420,000 in operating expenses as a result of the Company’s acquisition of DPI Secuprint in December, 2008, the Company offset these added expenses with approximately $1.5 million of cost cuts that the Company had initiated in the middle of 2008.  The cost reductions were the result of significant decreases in selling, general & administrative compensation costs, professional fees, sales and marketing costs, stock based compensation costs and intangible amortization costs.

Net loss for the first quarter of 2009 was reduced by 59% to $944,000, or $0.07 per share, compared with a net loss of $2.3 million, or $0.17 per share, for the first quarter of 2008.  Adjusted EBITDA for the first quarter of 2009 improved to a loss of $532,000 or $0.04 per share, from a loss of $970,000, or $0.07 per share, in the first quarter of 2008 (See Reconciliation of GAAP to Non-GAAP Financial Measures table).

Robert Fagenson, Chairman of the Board of Document Security Systems, stated “As we have previously discussed with our shareholders, the addition of DPI Secuprint was an important milestone for our Company.  As we mature into a full-service provider of security solutions, our goal of delivering consistent financial performance to our shareholders is becoming a reality.   Despite the most difficult economic environment in recent history, we have been able to deliver significantly improved financial performance by many measurements.   We believe that we are well positioned in our target markets to capitalize on our expanded resources and capabilities in paper and plastic production, while continuing our focus on development of leading edge anti-counterfeiting solutions for our customers.”

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Document Security System’s CEO Patrick White said, “The first quarter of 2009 was very unusual with regard to customer activities.  During the quarter, it appeared as though customers were shopping at unprecedented levels as we experienced high volumes of requests for quotations. On the other hand, the actual buying decisions were slow in coming and/or delayed.  For example, we have been working with a particular government agency and several Fortune 500 companies on security print revenue opportunities - most of which have been delayed by the clients.   We are continuing dialog with these clients and remain confident that these opportunities will eventually come to fruition.  In spite of these timing issues, with the strategic acquisition of DPI Secuprint and the positive affects we are seeing as a result of the previously implemented cost reduction initiatives, I feel that the Company’s financial condition has turned a corner and is showing improvement in key benchmarks.  Notwithstanding the current economic conditions, there exist significant opportunities for our patented, cutting-edge security and anti-counterfeiting technologies.  We are extremely encouraged by the activity we are seeing within our product channels and addressable markets and look forward to communicating these developments to our shareholders and the market in the upcoming weeks.”

Management will review its first quarter results during its Annual Meeting of Shareholders on May 28, 2009, which will be webcast. We plan to accept questions via telephone as well.   Additional information regarding the Annual Meeting of Shareholders webcast will be provided in a press release prior to the event.

About Document Security Systems, Inc
Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets.

More information about Document Security Systems, Inc can be found at www.documentsecurity.com and www.plasticprintingprofessionals.com, www.legalstore.com, www.protectedpaper.com and www.dpirochester.com

Safe Harbor Statement
This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.
TABLES FOLLOW.

Contact:
Document Security Systems, Inc.
Philip Jones
VP of Finance
Tel: (585) 325-3610
E-mail: ir@documentsecurity.com

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DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	% change vs. 2008
Revenue
Security and commercial printing	$2,417,000	$932,000	159%
Technology license royalties and digital solutions	223,000	337,000	-34%
Legal products	139,000	173,000	-20%
Total Revenue	2,779,000	1,442,000	93%

Costs of revenue
Security and commercial printing	$1,575,000	$596,000	164%
Technology license royalties and digital solutions	4,000	4,000	0%
Legal products	63,000	97,000	-35%
Total cost of revenue	1,642,000	697,000	136%

Gross profit
Security and commercial printing	842,000	336,000	151%
Technology license royalties and digital solutions	219,000	333,000	-34%
Legal products	76,000	76,000	0%
Total gross profit	1,137,000	745,000	53%

Operating Expenses
Sales, general and administrative compensation	$953,000	$780,000	22%
Professional Fees	247,000	367,000	-33%
Sales and marketing	60,000	184,000	-67%
Research and development	87,000	115,000	-24%
Rent and utilities	177,000	159,000	11%
Other	191,000	136,000	40%
	1,715,000	1,741,000	-1%
Other Operating Expenses
Depreciation and amortization	40,000	42,000	-5%
Stock based payments	(145,000)	407,000	-136%
Impairment of patent defense costs	-	292,000
Amortization of intangibles	323,000	526,000	-39%
	218,000	1,267,000	-83%

Total Operating Expenses	1,933,000	3,008,000	-36%

Operating loss	(796,000)	(2,263,000)	-65%

Other income (expense):
Gain/(Loss) on foreign currency adjustments	-	(12,000)	-100%
Interest expense	(81,000)	(21,000)	286%
Amortizaton of note discount	(62,000)	-

Other income (expense), net	(143,000)	(33,000)	333%

Loss before income taxes	(939,000)	(2,296,000)	-59%

Income taxes	5,000	5,000	-

Net Loss	$(944,000)	$(2,301,000)	-59%

Net loss per share, basic and diluted	$(0.07)	$(0.17)	-59%

Weighted average common shares outstanding, basic and diluted	14,378,609	13,654,364	5%

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DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of

	March 31	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$169,286	$87,820
Restricted cash	131,004	131,004
Accounts receivable, net of allowance of $50,000 ($50,000- 2008)	1,535,625	1,284,208
Inventory	341,320	359,034
Loans to employees	57,781	67,781
Prepaid expenses and other current assets	56,106	75,066
Total current assets	2,291,122	2,004,913

Fixed assets, net	1,449,357	1,517,357
Other assets	277,834	264,529
Goodwill	1,396,734	1,396,734
Other intangible assets, net	2,571,054	2,873,789
Total assets	$7,986,101	$8,057,322

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,511,468	$1,411,942
Accrued expenses & other current liabilities	1,379,608	1,312,745
Deferred revenue & customer deposits	35,646	30,193
Revolving notes from related parties	3,083,000	-
Short-term debt, net of discount of $186,000 ($247,000 -2008)	714,210	652,511
Current portion of capital lease obligations	72,500	78,367
Total current liabilities	6,796,432	3,485,758

Revolving notes from related parties	-	2,283,000
Capital lease obligations	195,023	210,365
Deferred tax liability	56,616	51,878
Commitments and contingencies

Stockholders' equity
Common stock, $.02 par value; 200,000,000 shares authorized, 14,385,062 shares issued and outstanding (14,369,764 in 2008) (325,000 subscribed in 2009 and 2008)	287,701	287,395
Additional paid-in capital	35,393,630	35,538,695
Common stock subscriptions receivable	(1,300,000)	(1,300,000)
Accumulated deficit	(33,443,301)	(32,499,769)
Total stockholders' equity	938,030	2,026,321
Total liabilities and stockholders' equity	$7,986,101	$8,057,322

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DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Three Months Ended March 31,

(unaudited)

	2009	2008
Cash flows from operating activities:
Net loss	$(943,532)	$(2,300,474)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	409,515	605,698
Stock based compensation	(144,759)	406,848
Impairment of patent defense costs	-	291,581
Amortization of note discount	61,699	-
(Increase) decrease in assets:
Accounts receivable	(251,417)	(78,731)
Inventory	17,714	5,679
Prepaid expenses and other assets	15,655	(51,613)
Increase (decrease) in liabilities:
Accounts payable	99,526	(9,708)
Accrued expenses and other liabilities	77,055	166,393
Net cash used by operating activities	(658,544)	(964,327)

Cash flows from investing activities:
Purchase of fixed assets	(18,059)	(46,362)
Purchase of other intangible assets	(20,722)	(536,842)
Net cash used by investing activities	(38,781)	(583,204)

Cash flows from financing activities:
Borrowing on revolving note- related parties	800,000	990,000
Repayments of capital lease obligations	(21,209)	(31,232)
Net cash provided by financing activities	778,791	958,768

Net increase (decrease) in cash and cash equivalents	81,466	(588,763)
Cash and cash equivalents beginning of period	87,820	742,468
Cash and cash equivalents end of period	$169,286	$153,705

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Adjusted EBITDA:  Non-GAAP Financial Performance Measure

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	% change vs. 2008
	(unaudited)	(unaudited)

Net Loss	$(944,000)	$(2,301,000)	-59%
Add back:
Depreciation	86,000	79,000	9%
Amortization of Intangibles	323,000	527,000	-39%
Stock based payments	(145,000)	407,000	-136%
Impairment of patent defense costs	-	292,000
Amortization of bond discount	62,000	-
Interest Expense	81,000	21,000	286%
Income Taxes	5,000	5,000	-

Adjusted EBITDA	(532,000)	(970,000)	-45%

   The Company uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, depreciation, amortization, stock-based compensation expense, and non-recurring items. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing its financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and its ability to generate cash flows from operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

Document Security Systems considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability and operating cash flows, as well as depreciation, amortization and stock based compensation. Document Security Systems believes that these limitations are compensated by clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities.

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